UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: December 6, 2016
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

425 Walnut Street, Suite 1800 Cincinnati, Ohio	45202

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (770) 810-7800

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Ramesh Srinivasan

On December 12, 2016, Agilysys, Inc. (the “Company”) announced that Ramesh Srinivasan has been appointed as Chief Executive Officer and President of the Company, effective January 3, 2017. Mr. Srinivasan, age 56, served as Chief Executive Officer of Ooyala, a provider of video publishing, analytics and monetization services, from January 2016 to November 2016. Prior to that, he was President and Chief Executive Officer of Innotrac Corporation, an ecommerce fulfillment provider, from March 2015 to November 2015, and President and Chief Executive Officer of Bally Technologies Inc. from December 2012 until May 2014. From April 2011 until December 2014 he was President and Chief Operating Officer of Bally Technologies Inc., where he started as Executive Vice President of Bally Systems in March 2005. From 1998 to 2005, Mr. Srinivasan held several positions including Executive Vice President of Warehouse Management Systems at Manhattan Associates, Inc., a global leader in software solutions to the supply chain industry.

Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA equivalent) from the Indian Institute of Management, Bangalore, India, and a degree in engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India. He attended the Advanced Management Program at the Harvard Business School in 2010.

In connection with Mr. Srinivasan’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Srinivasan on December 6, 2016. In accordance with the Employment Agreement, Mr. Srinivasan will serve as the Chief Executive Officer and President for a three-year initial term beginning on January 3, 2017. The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term. If a Change in Control (as defined in the Employment Agreement) of the Company occurs, the term of employment will expire no earlier than the second anniversary of the Change in Control.

Mr. Srinivasan will receive a base salary of $600,000 per year, subject to annual review and adjustment by the Company’s Board of Directors (the “Board”), and will be eligible to receive a bonus at an annual target amount of $450,000 with a maximum bonus of up to $750,000 per year, which bonus will be payable in shares of common stock that will vest based upon attainment of annual performance goals as determined by the Board. Also, effective January 3, 2017 (the “Grant Date”), Mr. Srinivasan will receive a grant of 630,000 stock settled appreciation rights (SSARs) at an exercise price equal to the closing price of the Company’s common stock on the Grant Date. One third of the SSAR grant vests on January 3, 2018, and the remainder vests in pro rata monthly portions thereafter over the next two years, provided that Mr. Srinivasan remains employed by the Company on each vesting date. The annual bonus performance shares and the SSARs are subject to the terms and conditions of the Company’s 2016 Stock Incentive Plan.

In addition, pursuant to the Employment Agreement, Mr. Srinivasan will be entitled to receive the Company’s current customary employee benefits and up to $20,000 in relocation benefits.

Effective January 3, 2017, Mr. Srinivasan will be appointed as a member of the Board. Pursuant to the Employment Agreement, he will be nominated for re-election as a director for the duration of his employment as Chief Executive Officer of the Company.

If the Employment Agreement is terminated by the Company for Cause or by Mr. Srinivasan for Good Reason (in each case as defined in the Employment Agreement), then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to one year’s then-current base salary and target annual bonus, which will be paid during regular pay intervals over the course of one year. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for twelve months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards outstanding on the termination date. If such termination occurs within three months before or 24 months after a Change in Control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% vesting (on the 60th day after the termination date) of all outstanding equity awards. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

The description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events
On December 12, 2016, the Company issued a press release announcing Mr. Srinivasan’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits.

The following items are filed as exhibits to this current report on Form 8-K:

Exhibit Number	Description

10.1	Employment Agreement dated December 6, 2016, by and between Agilysys, Inc. and Ramesh Srinivasan.
99.1	Press release issued by Agilysys, Inc. dated December 12, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Janine K. Seebeck
Janine K. Seebeck
Senior Vice President, Chief Financial Officer,
and Treasurer
Date: December 12, 2016

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement dated December 6, 2016, by and between Agilysys, Inc. and Ramesh Srinivasan.
99.1	Press release issued by Agilysys, Inc. dated December 12, 2016.